EXHIBIT 99.1

News Release
CBOE HOLDINGS REPORTS SECOND-QUARTER 2017 RESULTS

Second-Quarter 2017 Highlights

•	GAAP Revenue Less Cost of Revenue of $266.9 Million, up 85 Percent, Reflects the Bats Acquisition

•	Organic Net Revenue of $152.0 Million, up 5 Percent, Driven by Increased Trading in VIX Futures and Index Options[1,2]

•	GAAP Diluted EPS of $0.60; Non-GAAP Adjusted Diluted EPS of $0.87[1]

•	Bats Integration on Track; Continue to Realize Cost Synergies

•	Reduced Debt Incurred in Connection With the Bats Acquisition by $75 Million During the Quarter

•	Quarterly High Set in VIX Futures Trading

CHICAGO, IL - August 4, 2017 - CBOE Holdings, Inc. (BATS: CBOE | NASDAQ: CBOE) today reported financial results for the second quarter of 2017.
Consolidated results for the second quarter of 2017 represent the first full quarter to include Bats Global Markets, Inc. (Bats). CBOE Holdings completed its acquisition of Bats on February 28, 2017.
"We delivered strong financial results highlighted by record quarterly trading volume on VIX futures, which posted a 19 percent increase compared to the second quarter of 2016 while index options rose 9 percent, despite persistently low realized volatility,” said Edward T. Tilly, CBOE Holdings Chairman and Chief Executive Officer. “We remain intensely focused on realizing the benefits of the Bats acquisition and are pleased with the success of our integration to date. We believe we are well positioned to meet the challenges and opportunities inherent in MiFID II and are excited about the progress made to best leverage our expanded breadth of products and geographic reach. We are confident that our market-leading businesses and strong financial condition position us well to drive sustainable long-term growth and shareholder value.”
"We are pleased to report another solid quarter," said Alan J. Dean, CBOE Holdings Executive Vice President and Chief Financial Officer. "Our strong cash flow generation allowed us to pay down $75 million of our term loan related to the Bats acquisition, while also returning capital to shareholders during the quarter. In addition, last week our Board increased our quarterly cash dividend for the seventh consecutive year, a reflection of our steady growth and ongoing commitment to returning capital to shareholders.”

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.
(2) Organic net revenue excludes the net revenue contribution resulting from the acquisition of Bats to arrive at net revenue for legacy CBOE. See "Non-GAAP Information" in the accompanying financial tables.

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Consolidated Second Quarter GAAP Actual and Non-GAAP Adjusted Results -Table 1
Table 1 below presents summary selected unaudited condensed consolidated financial information for the company as reported on a GAAP basis and non-GAAP adjusted basis for the three months ended June 30, 2017 and 2016.

Table 1
Second Quarter GAAP Actual and Non-GAAP Adjusted Results ($ in millions except per share)	2Q17 GAAP	2Q16 GAAP	Change	2Q17 Adjusted[1]	2Q16 Adjusted[1]	Change
Total Revenues Less Cost of Revenues	$266.9	$144.1	85%	$266.9	$144.1	85%
Total Operating Expenses	$149.1	$66.1	126%	$101.3	$64.5	57%
Operating Income	$117.8	$78.0	51%	$165.6	$79.6	108%
Operating Margin %	44.1%	54.1%	NM	62.0%	55.2%	680 bps
Net Income Allocated to Common Stockholders	$67.3	$50.7	33%	$98.0	$48.7	101%
Diluted EPS	$0.60	$0.62	(3)%	$0.87	$0.60	45%
EBITDA	$173.7	$95.9	81%	$178.9	$91.6	95%
EBITDA Margin %	65.1%	66.6%	(150) bps	67.0%	63.6%	340 bps

•
GAAP total revenues less cost of revenues (referred to as "net revenue"), were $266.9 million, up 85 percent from $144.1 million in the prior year period, driven primarily by a $114.9 million net revenue contribution from Bats for the second quarter of 2017 and increases in transaction fees for legacy CBOE.

•
Excluding Bats' net revenue contribution, the company's organic net revenue[2] was $152.0 million, up $7.9 million or 5 percent, compared to second-quarter 2016. The increase is primarily attributable to stronger trading volume and revenue contributed from VIX® futures and proprietary index options.

•	The mix of non-transaction net revenue as a percentage of total net revenue increased 10 percentage points to 42 percent in the second quarter of 2017 from 32 percent in the second quarter of 2016.

•
GAAP operating expenses were $149.1 million versus $66.1 million in the prior year quarter. The increase primarily resulted from $42.6 million in amortization of acquired intangible assets, which are detailed in our non-GAAP reconciliation provided below, and incremental operating expenses of $43.6 million related to Bats for the second quarter.

•
Non-GAAP[1] adjusted operating expenses for the second quarter were $101.3 million compared to $64.5 million for the second quarter of 2016. The increase primarily reflects incremental Bats compensation and benefits of $22.1 million and other operating expenses of $13.6 million.

•
The GAAP effective tax rate for the second quarter was 35.9 percent compared with 39.3 percent in the second quarter of 2016. The decrease mainly resulted from the excess tax benefits associated with the exercise and vesting of stock-based compensation during the quarter.

(1) A full reconciliation of our non-GAAP and combined results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.
(2) Organic net revenue excludes the net revenue contribution resulting from the acquisition of Bats to arrive at net revenue for legacy CBOE. See "Non-GAAP Information" in the accompanying financial tables.
NM= Not Meaningful

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Consolidated Second Quarter Non-GAAP Combined Actual and Adjusted Combined Results - Tables 2 and 3
Table 2 and 3 below present summary selected unaudited combined condensed consolidated statement of operations data for the three months ended June 30, 2017 and 2016, and reflect the Bats acquisition and related financing transactions as if they had occurred on January 1, 2016.

Table 2
Second Quarter Non-GAAP Combined Actual and Adjusted Results ($ in millions except per share)	2Q17 GAAP	2Q16 Combined[1]	Change	2Q17 Adjusted	2Q16 Adjusted Combined[1]	Change
Total Revenues Less Cost of Revenues	$266.9	$254.0	5%	$266.9	$254.0	5%
Total Operating Expenses	$149.1	$153.1	(3)%	$101.3	$107.0	(5)%
Operating Income	$117.8	$100.9	17%	$165.6	$147.0	13%
Operating Margin %	44.1%	39.7%	440 bps	62.0%	57.9%	410 bps
Net Income Allocated to Common Stockholders	$67.3	$59.4	13%	$98.0	$84.7	16%
Diluted EPS	$0.60	$0.53	13%	$0.87	$0.75	16%
EBITDA	$173.7	$165.1	5%	$178.9	$163.3	10%
EBITDA Margin %	65.1%	65.0%	10 bps	67.0%	64.3%	270 bps

•
Combined[1] net revenue was $266.9 million, up $12.9 million or 5 percent from $254.0 million in the prior-year period. The increase primarily reflects higher revenue from net transaction fees, market data fees and exchange services and other fees. Net transaction fees increased $8.6 million year-over-year primarily due to higher transaction fees in futures and options, offset somewhat by lower fees from U.S. equities on a combined basis. Transaction fees were down in U.S. equities due to less favorable market conditions versus last year's strong quarter, however, growth in non-transaction revenue more than offset the shortfall in transaction fees.

•	Combined operating expenses were $149.1 million, down $4.0 million compared with the second quarter of 2016.

•
Combined adjusted operating expenses were $101.3 million, down $5.7 million or 5 percent versus last year's second quarter primarily due to a decrease in depreciation and amortization and professional fees and outside services.

•	The combined adjusted operating margin increased to 62.0 percent from 57.9 percent in the second quarter of 2016, reflecting increased leverage gained from lower expenses and a higher revenue base.

•	Combined adjusted diluted EPS of $0.87 was up 16 percent compared to $0.75 for 2016's second quarter.

(1) A full reconciliation of our non-GAAP and combined results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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Business Segment Information:

Table 3
Total Revenues Less Cost of Revenues by Business Segment (in millions)	2Q17 GAAP	2Q16 GAAP	Change	2Q16 Combined	Change
Options	$126.7	$113.9	11%	$124.6	2%
U.S. Equities	74.4	—	NM	72.2	3%
Futures	36.2	30.2	20%	30.2	20%
European Equities	18.5	—	NM	18.0	3%
Global FX	10.9	—	NM	9.0	21%
Corporate	0.2	—	NM	—	NM
Total	$266.9	$144.1	85%	$254.0	5%
NM = Not Meaningful

Discussion of Results by Business Segment Based on 2Q17 Actual and 2Q16 Combined Financials:
Options:

•	Options net revenue of $126.7 million was up $2.1 million or 2 percent, reflecting increases in transaction fees and market data fees, offset somewhat by higher royalty fees and lower access fees.

•
Net transaction fees increased $3.7 million year-over-year, with higher revenue from index options offset somewhat by a decline in net transaction fees for multiply-listed options. Total options average daily volume (ADV) increased 15 percent for the second quarter, offset somewhat by an 8 percent decline in the average revenue per contract (RPC), primarily resulting from additional volume-related incentives achieved by trading participants.

•
Net transaction fees generated by CBOE's proprietary index options increased $4.8 million or 6 percent. The increase resulted from a 9 percent increase in ADV, driven by increases of 15 percent and 9 percent in VIX and SPX options, respectively, offset slightly by a 1 percent decrease in RPC to $0.694 from $0.701 in last year's second quarter.

•
Options market data revenue increased $0.7 million or 7 percent, primarily due to an increase in the company's market share of options transactions. The company's total options market share was 42.2 percent for the second quarter of 2017, including BZX, CBOE, C2 and EDGX, up from 38.7 percent in the second quarter of 2016. Legacy Bats exchanges, BZX and EDGX, achieved record market share of 12.2 percent for the quarter, up from 11.5 percent in last year's second quarter.

U.S. Equities:

•	U.S. Equities net revenue of $74.4 million was up $2.2 million or 3 percent, driven by increases in non-transaction revenue offsetting a decrease in net transaction revenue.

•
Net transaction revenue for U.S. Equities of $20.2 million was down $2.0 million or 9 percent, reflecting weaker market conditions and tougher comparisons against last year's second quarter, which included market activity around the Brexit referendum. The decrease in transaction fees reflects a 5 percent decline in market volumes and a 1.2 percentage point decline in market share, offset somewhat by a 5 percent increase in net revenue capture.

•	With U.S. Equities market share of 19.2 percent, Bats maintained its position as the second-largest market operator during the second quarter of 2017.

•
Bats is the second-largest U.S. market operator for ETF trading, executing 22.1 percent of all volume during the second quarter of 2017. In addition, Bats BZX won 43 percent of all new ETF listings during the second quarter of 2017.

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Futures:

•
Net revenue for futures of $36.2 million increased $6.0 million or 20 percent, primarily due to higher transaction fees resulting from a 19 percent increase in ADV for VIX futures and a 5 percent increase in RPC. The RPC rose to $1.762 in the second quarter of 2017 compared with $1.682 in the second quarter of 2016 due to pricing changes implemented in January 2017.

•
The second quarter of 2017 was the highest quarter ever for trading on VIX futures, with ADV of 307 thousand contracts versus the previous high of 261 thousand contracts set in the third quarter of 2015. ADV for the second quarter of 2016 was 258 thousand contracts.

European Equities:

•
Net revenue for European Equities increased 3 percent, with the stronger dollar relative to the pound sterling muting the growth rate. In local currency, net revenue grew 16 percent to £14.5 million in the second quarter 2017 from £12.5 million in the second quarter 2016, primarily due to growth in both net transaction fees and non-transaction revenue.

•	For the second quarter of 2017, Bats retained its position as the largest Pan-European stock exchange with 21.3 percent market share.
Global FX:

•	Net revenue for Global FX of $10.9 million rose 21 percent from $9.0 million primarily due to higher non-transaction fees implemented in the third quarter of 2016.

•	Second-quarter 2017 market share for Hotspot of 12.9 percent tied the all-time high reached in the first quarter of this year.

•	During the second quarter of 2017 nearly $28 billion of average daily notional value (ADNV) traded on the Hotspot FX platform.
2017 Fiscal Year Financial Guidance
The company updated its guidance for the 2017 fiscal year as follows:

•
The effective tax rate on GAAP earnings for the year is expected to be in the range of 37 percent to 39 percent. The effective tax rate on adjusted combined earnings for the year is expected to be in the range of 35.5 percent to 37.5 percent, up from prior guidance of 35 percent to 37 percent, as a result of corporate income tax law changes enacted in Illinois in early July. This guidance excludes a one-time charge the company expects to take in the third quarter to re-measure its deferred tax positions, which the company plans to include in its non-GAAP reconciliation. Significant changes in trading volume, expenses, federal, state and local tax laws or rates and other items could materially impact this expectation.

•
The company reaffirmed its guidance for adjusted operating expenses of $415 million to $423 million and said that it expects adjusted operating expenses for the year to be at the low end of that range. This guidance compares with combined adjusted operating expenses[1] of $417 million in 2016, representing a change of down 1 percent to up 1 percent, including projected acquisition-related synergies.[2]

◦
Guidance for 2017 adjusted operating expenses excludes acquisition-related expenses of $69.9 million (which represents expenses recognized through June 30, 2017), accelerated stock-based compensation of $9.1 million and amortization of acquired intangible assets of $169 million. The company plans to include these adjustments in its non-GAAP reconciliation.

The company reaffirmed its guidance for the 2017 fiscal year as follows:

•
Depreciation and amortization expense, which is included in operating expenses above, is expected to be in the range of $52 million to $54 million, excluding the amortization of acquired intangibles of $169 million.

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Page 6/16 CBOE Holdings, Inc. Reports Second-Quarter 2017 Financial Results

•
Capital expenditures are projected to be in the range of $55 million to $60 million, reflecting the company's ongoing investments in systems hardware and software, including CBOE's systems migration to Bats technology.

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.
(2)Specific quantifications of the amounts that would be required to reconcile the company's adjusted operating expenses guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related expenses, that would be required to reconcile to GAAP operating expenses, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations.  The company believes that providing estimates of the amounts that would be required to reconcile the range of the company's adjusted operating expenses would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.
Capital Management
As announced on July 28, 2017, the CBOE Holdings Board of Directors declared an increased dividend of $0.27 per share for the third quarter of 2017, representing an 8 percent increase compared to the prior quarter's dividend of $0.25 per share. The third-quarter dividend is payable September 15, 2017, to stockholders of record as of September 1, 2017.
The company paid cash dividends of $28 million, or $0.25 per share, during the second quarter of 2017.
At June 30, 2017, the company had net cash and financial investments of $149.0 million, which excludes $110.0 million of cash collected for Section 31 fees. Long-term debt as of June 30, 2017 was $1.4 billion and reflects a payment of $75 million made during the quarter towards the company's term loan.
Earnings Conference Call
Executives of CBOE Holdings will host a conference call to review its second-quarter financial results today, August 4, 2017, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company's website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (877) 255-4313 from the United States, (866) 450-4696 from Canada or (412) 317-5466 for international callers. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company's website for replay. A telephone replay of the earnings call also will be available from approximately 11:00 a.m. CT, August 4, 2017, through 11:00 p.m. CT, August 11, 2017, by calling (877) 344-7529 from the U.S., (855) 669-9658 from Canada or (412) 317-0088 for international callers, using replay code 10109022.
About CBOE Holdings
CBOE Holdings, Inc. (BATS: CBOE | NASDAQ: CBOE), owner of the Chicago Board Options Exchange, the Bats exchanges, CBOE Futures Exchange (CFE) and other subsidiaries, is one of the world’s largest exchange holding companies and a leader in providing global investors cutting-edge trading and investment solutions.

The company offers trading across a diverse range of products in multiple asset classes and geographies, including options, futures, U.S. and European equities, exchange-traded products (ETPs), and multi-asset volatility and global foreign exchange (FX) products. CBOE Holdings’ 14 trading venues include the largest options exchange in the U.S. and the largest Pan-European stock exchange, and the company is the second-largest stock exchange operator in the U.S. and a leading market globally for ETP trading.

CBOE Holdings is home to the CBOE Volatility Index (VIX Index), the world’s barometer for equity market volatility; the CBOE Options Institute, the company’s world-renowned education arm; CBOE Livevol, a leading provider of options technology, trading analytics and market data services; CBOE Vest, an asset management company specializing in target-outcome investment strategies; CBOE Risk Management Conferences (RMC), the premier financial industry forums on derivatives and volatility products; ETF.com, a leading provider of ETF news, data and analysis; and Hotspot, a leading platform for global FX trading.

The company is headquartered in Chicago with offices in Kansas City, New York, London, San Francisco, Singapore, Hong Kong and Ecuador. For more information, visit www.cboe.com.

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Cautionary Statements Regarding Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
Some factors that could cause actual results to differ include: the loss of our right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations; price competition and consolidation in our industry; decreases in trading volumes, market data fees or a shift in the mix of products traded on our exchanges; legislative or regulatory changes; increasing competition by foreign and domestic entities; our dependence on and exposure to risk from third parties; our index providers’ ability to maintain the quality and integrity of their indexes and to perform under our agreements; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to attract and retain skilled management and other personnel, including those experienced with post-acquisition integration; our ability to accommodate trading volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems; our ability to protect our systems and communication networks from security risks, including cyber-attacks and unauthorized disclosure of confidential information; challenges to our use of open source software code; our ability to meet our compliance obligations, including managing potential conflicts between our regulatory responsibilities and our for-profit status; damage to our reputation; the ability of our compliance and risk management methods to effectively monitor and manage our risks; our ability to manage our growth and strategic acquisitions or alliances effectively; unanticipated difficulties or expenditures relating to the acquisition of Bats Global Markets, Inc., including, without limitation, difficulties that result in the failure to realize expected synergies, accretion, efficiencies and cost savings from the acquisition within the expected time period (if at all), whether in connection with integration, migrating trading platforms, broadening distribution of product offerings or otherwise; restrictions imposed by our debt obligations; our ability to maintain an investment grade credit rating; potential difficulties in our migration of trading platforms and our ability to retain employees as a result of the acquisition; and the accuracy of our estimates and expectations. More detailed information about factors that may affect our actual results to differ may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2016 and other filings made from time to time with the SEC.
We do not undertake, and we expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.
The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

CBOE Media Contacts:			Analyst Contact:
Suzanne Cosgrove	Hannah Randall	Stacie Fleming	Debbie Koopman
(312) 786-7123	(646) 856-8809	44-20-7012-8950	(312) 786-7136
cosgrove@cboe.com	hrandall@cboe.com	sfleming@cboe.com	koopman@cboe.com
CBOE-F

Trademarks:

CBOE®, Chicago Board Options Exchange®, CFE®, Bats®, BZX®, BYX®, EDGX®, EDGA®, Livevol®, CBOE Volatility Index® and VIX® are registered trademarks and CBOE Futures ExchangeSM, CBOE Options InstituteSM, CBOE VestSM, C2SM and C2 Options ExchangeSM are service marks of CBOE Holdings Inc. and its subsidiaries. All other trademarks and service marks are the property of their respective owners.

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CBOE Holdings, Inc.
Combined Key Performance Statistics by Business Segment1

	2Q 2017	1Q 2017	4Q 2016	3Q 2016	2Q 2016
Options (ADV in thousands)
Total industry ADV	16,676	16,558	16,195	15,448	15,790
CBOE	4,449	4,404	4,144	4,035	3,992
C2	562	541	475	350	300
Bats BZX	1,814	1,731	1,660	1,558	1,682
Bats EDGX	210	176	198	139	136
Total Options ADV	7,035	6,852	6,477	6,082	6,110
Multiply-listed options	5,188	4,914	4,735	4,443	4,419
Index options	1,847	1,938	1,741	1,638	1,691
Total Options Market Share	42.2%	41.4%	40.0%	39.4%	38.7%
Total Options RPC:	$0.225	$0.243	$0.234	$0.234	$0.245
Multiply-listed options	$0.058	$0.059	$0.059	$0.060	$0.071
Index options	$0.694	$0.708	$0.712	$0.707	$0.701

U.S. Equities
Market ADV (shares in billions)	6.9	6.8	7.1	6.6	7.3
Market share %	19.2%	19.2%	20.0%	20.8%	20.4%
Net capture (per 100 touched shares)	$0.023	$0.023	$0.021	$0.022	$0.022

U.S. Futures
ADV (in thousands)	307	255	236	244	258
RPC	$1.762	$1.814	$1.683	$1.709	$1.682

European Equities
Market ADNV (Euros - in billions)	€48.6	€45.5	€44.6	€39.8	€46.6
Market share %	21.3%	21.5%	21.9%	23.0%	22.9%
Net capture (bps)	0.162	0.169	0.160	0.156	0.152

Global FX
Market share %	12.9%	12.9%	11.6%	12.4%	11.5%
ADNV ($ in billions)	$27.9	$28.8	$26.7	$25.7	$25.9
Net revenue (per one million shares traded)	$2.65	$2.57	$2.65	$2.70	$2.61
1For informational purposes, the operating statistics for these periods are presented on a combined basis to reflect information pertaining to Bats Global Markets, Inc. which was acquired by CBOE Holdings, Inc. on February 28, 2017.
ADV = average daily volume; ADNV = average daily notional value
RPC, average revenue per contract, for options and futures represents total net transaction fees recognized for the period divided by total contracts traded during the period.
U.S. Equities, "net capture per 100 touched shares" refers to annual transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days.
European Equities, "net capture per matched notional value" refers to transaction fees less liquidity payments in British pounds divided by the product of ADNV in British pounds of shares matched on Bats Europe and the number of trading days.
Global FX, "net capture per one million dollars traded" refers to net transaction fees divided by the product of one-thousandth of ADNV traded on the Bats Hotspot FX market and the number of trading days, divided by two, which represents the buyer and seller that are both charged on the transaction. Market Share represents Hotspot volume divided by the total volume of publicly reporting spot FX venues (Hotspot, NEX, Reuters/FXall, and FastMatch).
Average transaction fees per contract can be affected by various factors, including exchange fee rates, volume-based discounts and transaction mix by contract type and product type.

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CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
Three and Six Months Ended June 30, 2017 and 2016
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2017	2016	2017	2016
Revenue:
Transaction fees	$453.9	$127.6	$710.3	$253.8
Access fees	29.7	13.2	47.5	26.4
Exchange services and other fees	19.9	11.4	35.3	22.8
Market data fees	48.0	8.2	70.5	16.2
Regulatory fees	83.3	9.2	121.6	18.3
Other revenue	6.0	3.5	11.8	6.1
Total Revenues	640.8	173.1	997.0	343.6
Cost of Revenue
Liquidity payments	266.5	7.1	371.8	13.7
Routing and clearing	12.2	2.6	18.5	4.3
Section 31 fees	74.6	—	104.6	—
Royalty fees	20.6	19.3	41.8	38.4
Total Cost of Revenue	373.9	29.0	536.7	56.4

Revenues Less Cost of Revenues	266.9	144.1	460.3	287.2
Operating Expenses:
Compensation and benefits	50.0	28.5	97.8	55.6
Depreciation and amortization	55.8	12.3	80.9	24.2
Technology support services	12.0	5.7	19.5	11.4
Professional fees and outside services	16.9	14.7	31.3	28.3
Travel and promotional expenses	4.2	2.5	7.5	5.0
Facilities costs	2.7	1.4	4.8	2.9
Acquisition-related costs	4.7	—	69.9	—
Change in contingent consideration	0.5	—	0.7	—
Other expenses	2.3	1.0	4.0	2.3
Total Operating Expenses	149.1	66.1	316.4	129.7
Operating Income	117.8	78.0	143.9	157.5
Other Income/(Expense):
Interest expense, net	(12.5)	—	(20.4)	—
Other income	0.8	5.8	0.9	6.8
Total Other Income	(11.7)	5.8	(19.5)	6.8
Income Before Income Taxes	106.1	83.8	124.4	164.3
Income tax provision	38.1	32.9	41.2	64.2
Net Income	68.0	50.9	83.2	100.1
Net loss attributable to noncontrolling interests	0.3	0.3	0.6	0.5
Net Income Excluding Noncontrolling Interests	68.3	51.2	83.8	100.6
Change in redemption value of noncontrolling interests	(0.3)	(0.3)	(0.6)	(0.5)
Net income allocated to participating securities	(0.7)	(0.2)	(0.8)	(0.4)
Net Income Allocated to Common Stockholders	$67.3	$50.7	$82.4	$99.7
Net Income Per Share Allocated to Common Stockholders:
Basic earnings per share	$0.60	$0.62	$0.81	$1.22
Diluted earnings per share	0.60	0.62	0.81	1.22
Weighted average shares used in computing income per share:
Basic	112.1	81.3	102.1	81.6
Diluted	112.5	81.3	102.3	81.6

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Page 10/16 CBOE Holdings, Inc. Reports Second-Quarter 2017 Financial Results

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
June 30, 2017 and December 31, 2016

(in millions, except share amounts)	June 30, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$148.6	$97.3
Financial investments	110.4	—
Accounts receivable, net	231.3	76.7
Income taxes receivable	10.7	53.7
Other current assets	18.7	7.4
Total Current Assets	519.7	235.1

Investments	82.0	72.9
Land	4.9	4.9
Property and equipment, net	75.6	55.9
Goodwill	2,686.4	26.5
Intangible assets, net	1,970.4	8.7
Other assets, net	56.6	72.7
Total	$5,395.6	$476.7

Liabilities, Redeemable Noncontrolling Interests and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$151.0	$82.4
Section 31 fees payable	150.9	4.4
Deferred revenue	14.3	3.1
Income taxes payable	3.9	—
Contingent consideration liability	56.2	—
Total Current Liabilities	376.3	89.9

Long-term debt	1,411.3	—
Income tax liability	68.6	52.1
Deferred income taxes	703.4	—
Other non-current liabilities	6.7	4.2
Total Liabilities	2,566.3	146.2

Redeemable Noncontrolling Interests	12.6	12.6

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1.2	0.9
Treasury stock at cost	(548.2)	(532.2)
Additional paid-in-capital	2,596.8	139.2
Retained earnings	737.3	710.8
Accumulated other comprehensive income (loss), net	29.6	(0.8)
Total Stockholders’ Equity	2,816.7	317.9

Total	$5,395.6	$476.7

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Page 11/16 CBOE Holdings, Inc. Reports Second-Quarter 2017 Financial Results

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
Six Months Ended June 30, 2017 and 2016

	Six Months Ended June 30,
(in millions)	2017	2016
Cash Flows from Operating Activities:
Net income	$83.2	$100.1
Adjustments to reconcile net income to net cash flows from operating activities:

Depreciation and amortization	80.9	24.2
Amortization of debt issuance cost	1.0	—
Change in fair value of contingent consideration	0.7	—
Realized gain on available-for-sale securities	(0.2)	—
Provision for deferred income taxes	(15.0)	(0.4)
Stock-based compensation expense	30.1	7.1
Equity in investments	(0.1)	(0.5)
Excess tax benefit from stock-based compensation	5.7	—
Impairment of data processing software	14.9	—
Net change in assets and liabilities	(29.1)	(15.6)
Net Cash Flows provided by Operating Activities	172.1	114.9
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(1,405.4)	(14.3)
Purchases of available-for-sale financial investments	(89.2)	—
Proceeds from maturities of available-for-sale financial investments	45.0	—
Purchases of property and equipment	(19.2)	(25.4)
Investments	1.4	(24.2)
Net Cash Flows used in Investing Activities	(1,467.4)	(63.9)
Cash Flows from Financing Activities:
Proceeds from long-term debt	1,944.2	—
Principal payments of long term debt	(525.0)	—
Debt issuance costs and additional debt discount	(1.3)	—
Dividends paid	(56.7)	(37.7)
Purchase of unrestricted stock from employees	(16.0)	—
Excess tax benefit from stock-based compensation	—	1.2
Proceeds from exercise of stock-based compensation	1.3	—
Proceeds from employee stock purchase plan	—	(4.1)
Purchase of common stock under announced program	—	(60.5)
Net Cash Flows provided by (used in) Financing Activities	1,346.5	(101.1)

Effect of Foreign Currency Exchange Rate Changes on Cash and Cash Equivalents	0.1	—

Net Increase (Decrease) in Cash and Cash Equivalents	51.3	(50.1)

Cash and Cash Equivalents at Beginning of Period	97.3	102.3
Cash and Cash Equivalents at End of Period	$148.6	$52.2

Supplemental Disclosure of Cash Flow Information
Non-cash activities:
Assets acquired related to acquisition	$4,887.7	$—
Liabilities assumed related to acquisition	(1,057.6)	—
Issuance of common stock related to acquisition	(2,424.7)	—

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Page 12/16 CBOE Holdings, Inc. Reports Second-Quarter 2017 Financial Results

Non-GAAP Information
In addition to disclosing results determined in accordance with GAAP, CBOE Holdings has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include adjusted operating expenses, adjusted operating income, organic net revenue, adjusted operating margin, adjusted net income allocated to common stockholders and adjusted diluted earnings per share, EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin. The non-GAAP measures provided in this press release also include combined company financial measures that are discussed in further detail below under the sub-section "Combined Reconciliation."
Management believes that the non-GAAP financial measures presented in this press release, including adjusted net revenue, organic net revenue and adjusted operating expenses, provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.
Organic net revenue: Is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of our acquisition of Bats. Management believes the organic net revenue (non-GAAP) growth measure provides users with supplemental information regarding the company's ongoing revenue performance and trends by presenting revenue growth excluding the impact of the Bats acquisition.
Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Amortization of intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of the company. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with an additional basis for comparison across accounting periods.
Acquisition-related expenses: From time to time, we have pursued small bolt-on acquisitions and in 2017 completed a larger transformative acquisition, which have resulted in expenses which would not otherwise have been incurred in the normal course of the company's business operations. These expenses include integration costs, as well as legal, due diligence and other third party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide an additional analysis of CBOE’s ongoing operating performance or comparisons in CBOE’s performance between periods.
Other significant items: We have excluded certain other charges that are the result of other non-comparable events to measure operating performance. For 2017, other significant items primarily included interest and other borrowing costs incurred prior to the close of the Bats transaction and accelerated stock-based compensation that was incurred due to a change in the vesting schedule for equity award grants.

Organic Net Revenue Reconciliation

Table 4	Three Months Ended June 30,
(in millions)	2017	2016

Reconciliation of Revenue Less Cost of Revenue to Organic Net Revenue
Revenue less cost of revenue (net revenue)	$266.9	$144.1
Recent acquisitions:
Bats revenue less cost of revenue	(114.9)	—
Organic net revenue	$152.0	$144.1

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Page 13/16 CBOE Holdings, Inc. Reports Second-Quarter 2017 Financial Results

Reconciliation of GAAP and non-GAAP Information
The information below shows the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.

Table 5	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2017	2016	2017	2016

Reconciliation of GAAP Net Income Allocated to Common Stockholders to Non-GAAP (As shown on Table 1)
GAAP net income allocated to common stockholders	$67.3	$50.7	$82.4	$99.7
Non-GAAP adjustments
Compensation and benefits (1)	—	0.9	9.1	1.1
Acquisition-related expenses (2)	4.7	0.3	69.9	0.7
Amortization of acquired intangible assets (3)	42.6	0.4	57.0	0.6
Assessment of computer-based lease taxes for prior period use	—	—	—	0.3
Change in contingent consideration	0.5	—	0.7	—
Debt issuance costs	0.9	—	0.9	—
Change in redemption value of noncontrolling interests	0.3	0.3	0.6	0.5
Interest and other borrowing costs (4)	—	—	4.3	—
Less: Legal settlement (5)	—	(5.5)	—	(5.5)
Total Non-GAAP adjustments	49.0	(3.6)	142.5	(2.3)
Income tax expense related to the items above	(18.0)	1.6	(54.0)	1.2
Net income allocated to participating securities - effect on reconciling items	(0.3)	—	(0.7)	—
Adjusted net income allocated to common stockholders	$98.0	$48.7	$170.2	$98.6

Reconciliation of GAAP Diluted EPS to Non-GAAP
GAAP diluted earnings per common share	$0.60	$0.62	$0.81	$1.22
Per share impact of non-GAAP adjustments noted above	0.27	(0.02)	0.85	(0.01)
Adjusted diluted earnings per common share	$0.87	$0.60	$1.66	$1.21

Reconciliation of GAAP Operating Margin to Non-GAAP
GAAP revenue less cost of revenue	$266.9	$144.1	$460.3	$287.2
Non-GAAP adjustments noted above	—	—	—	—
Adjusted revenue less cost of revenue	$266.9	$144.1	$460.3	$287.2
GAAP operating expenses	$149.1	$66.1	$316.4	$129.7
Non-GAAP adjustments noted above	(47.8)	(1.6)	(137.6)	(2.7)
Adjusted operating expenses	$101.3	$64.5	$178.8	$127.0
GAAP operating income	$117.8	$78.0	$143.9	$157.5
Non-GAAP adjustments noted above	47.8	1.6	137.6	2.7
Adjusted operating income	$165.6	$79.6	$281.5	$160.2
Adjusted operating margin (6)	62.0%	55.2%	61.2%	55.8%

(1) For the second quarter of 2016, this amount includes $0.3 million for accelerated stock-based compensation expenses and $0.6 million in additional bonus accrual resulting from legal settlement income. For the six months ended June 30, 2017, this amount includes accelerated stock-based compensation expense. For the six months ended June 30, 2016, this amount includes $0.5 million for accelerated stock-based compensation expenses and $0.6 million in additional bonus accrual resulting from legal settlement income.
(2) This amount includes professional fees and outside services, severance, and other costs related to the company's acquisition of Bats.
(3) This amount represents the amortization of acquired intangible assets for Bats.
(4) This amount represents interest and other borrowing costs incurred prior to the close of the Bats acquisition.
(5) Settlement received for attorney fees and expenses relating to a litigation matter, reported in investment and other income.
(6) Adjusted operating margin represents adjusted operating income divided by adjusted revenue less cost of revenue.

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Page 14/16 CBOE Holdings, Inc. Reports Second-Quarter 2017 Financial Results

EBITDA Reconciliations

EBITDA (earnings before interest, income taxes, depreciation and amortization) is a widely used non-GAAP financial measure of operating performance. EBITDA margin represents EBITDA divided by revenues less cost of revenues (net revenue). It is presented as supplemental information that the company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as substitutes either for net income, as an indicator of the company’s operating performance, or for cash flow, as a measure of the company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. EBITDA margin represents EBITDA divided by net revenue.

Table 6
(in millions)	Three Months Ended June 30,		Six Months Ended June 30,

Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 1)	2017	2016	2017	2016
Net income allocated to common stockholders	$67.3	$50.7	$82.4	$99.7
Interest	12.5	—	20.4	—
Income tax provision	38.1	32.9	41.2	64.2
Depreciation and amortization	55.8	12.3	80.9	24.2
EBITDA	$173.7	$95.9	$224.9	$188.1
EBITDA Margin¹	65.1%	66.6%	48.9%	65.5%

Non-GAAP adjustments not included in above line items
Compensation and benefits (accelerated stock-based compensation)	—	0.9	9.1	1.1
Acquisition-related expenses	4.7	0.3	69.9	0.6
Less: Legal settlement	—	(5.5)	—	(5.5)
Other	0.5	—	0.7	0.3
Adjusted EBITDA	$178.9	$91.6	$304.6	$184.6
Adjusted EBITDA Margin¹	67.0%	63.6%	66.2%	64.3%

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of Combined Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 2)	2017 [2]	2016	2017	2016
Combined revenues less cost of revenues		$254.0	$532.2	$509.2

Combined net income allocated to common stockholders		$59.4	$157.3	$116.4
Interest		10.7	24.5	21.6
Income tax provision		37.1	47.7	75.6
Depreciation and amortization		57.9	111.1	115.3
Combined EBITDA		$165.1	$340.6	$328.9
Combined EBITDA Margin¹		65.0%	64.0%	64.6%

Non-GAAP adjustments not included in above line items
Compensation and benefits (accelerated stock-based compensation)		0.9	9.1	1.1
Acquisition-related expenses		0.7	—	0.8
Less: Legal settlement		(5.5)	—	(5.5)
Other		2.1	1.3	4.5
Adjusted Combined EBITDA		$163.3	$351.0	$329.8
Adjusted Combined EBITDA Margin¹		64.3%	66.0%	64.8%

¹EBITDA margin represents the respective EBITDA divided by the respective net revenue as shown in the non-GAAP reconciliations provided.
2Combined results for the three months ended June 30, 2017 are the same as the actual results as the company was operating as a combined entity for the entire quarter.

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Page 15/16 CBOE Holdings, Inc. Reports Second-Quarter 2017 Financial Results

Combined Reconciliations
The non-GAAP unaudited combined financial measures have been prepared by recording combined adjustments to the historical consolidated financial statements of CBOE Holdings. The combined financial measures for the three months ended June 30, 2016 have been prepared as if the Bats acquisition closed on January 1, 2016.
Due to the transformative nature of the Bats acquisition, the company believes that providing a discussion of its results and operations on a non-GAAP combined basis provides management and investors an additional perspective on the company's financial and operational performance and trends.
These combined financial measures are not necessarily indicative of the financial position or results of operations that would have occurred had the transactions been effected on the assumed dates. Additionally, future results may vary significantly from the results reflected in the combined financial measures.

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Page 16/16 CBOE Holdings, Inc. Reports Second-Quarter 2017 Financial Results

Three months ended June 30, 2016 - Table 7
(in millions, except per share amounts)	CBOE Historical	Bats Historical¹	Combined Adjustments	Footnote Reference	Combined Per Table 2	Non-GAAP Adjustments	Foot-note	Adjusted Combined Per Table 2
Revenues	$173.1	$465.9			$639.0			$639.0
Cost of revenues	29.0	356.0			385.0			385.0
Net revenue:
Net transaction fees	$117.9	$48.7			$166.6			$166.6
Access fees	13.2	16.7			29.9			29.9
Exchange services and other fees	11.4	5.7			17.1			17.1
Market data fees	8.2	36.6			44.8			44.8
Regulatory fees	9.2	0.5			9.7			9.7
Royalty fees	(19.3)	—			(19.3)			(19.3)
Other	3.5	1.7			5.2			5.2

Revenues less cost of revenues	$144.1	$109.9			$254.0			$254.0

Operating expenses:
Compensation and benefits	$28.5	$23.0			$51.5	$(0.9)	(3)	$50.6
Depreciation and amortization	12.3	10.4	35.2	(1)	57.9	(42.4)	(3)	15.5
Technology support services	5.7	5.9			11.6			11.6
Professional fees and outside services	14.7	7.1			21.8	(2.0)	(3)	19.8
Travel and promotional expenses	2.5	1.6			4.1			4.1
Facilities costs	1.4	1.0			2.4			2.4
Acquisition related costs	—	—			—			—
Change in contingent consideration		0.8			0.8	(0.8)	(3)	—
Other expenses	1.0	2.0			3.0			3.0
Total operating expenses	$66.1	$51.8	$35.2		$153.1	$(46.1)		$107.0
Operating income	$78.0	$58.1	$(35.2)		$100.9	$46.1		$147.0
Operating margin (4)	54.1%	52.9%			39.7%			57.9%

Non-operating (expense)/income	$5.8	$(27.9)	$17.9	(2)	$(4.2)	$(5.5)		$(9.7)

Income (loss) before income tax provision	$83.8	$30.2	$(17.3)		$96.7	$40.6		$137.3

Income tax provision	$32.9	$12.3	$(8.1)		$37.1	$15.5		$52.6

Net income allocated to common stockholders	$50.7	$17.9	$(9.2)		$59.4	$25.3		$84.7
Diluted EPS					$0.53	$0.22		$0.75

Total non-transaction revenue	$45.5	$61.2			$106.7			$106.7
Total non-transaction revenue as a percent of revenues less cost of revenues (5)	31.6%	55.7%			42.0%			42.0%
¹Bats historical activity for 2016 reflects activity for the period beginning April 1, 2016 through June 30, 2016.
(1) Reflects adjustments to reduce Bats historical amortization of acquired intangibles by $6.8 million and increase amortization of acquired intangibles by $42.0 million.
(2) Reflects net other income of $17.9 million resulting from interest expense on CBOE debt less Bats historical interest expense and less $17.6 million of a loss on extinguishment of debt due to a legacy Bats refinancing in June 2016.
(3) Reflects adjustment of amortization of purchased intangibles totaling $42.4 million and other items totaling $3.7 million.
(4) Operating margin represents operating income divided by revenue less cost of revenue.
(5) The percentage of non-transaction revenue represents the sum of access fees, exchange services and other fees, market data fees, regulatory fees and other divided by revenue less cost of revenue.

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